Exhibit 5.1
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	April 27, 2017	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, North Carolina 27524

Re:	Four Oaks Fincorp, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Four Oaks Fincorp, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 3,200,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), for the account of the person identified in the Registration Statement as the selling shareholder (the “Selling Shareholder”), which shares consist of (i) 2,675,000 shares acquired by the Selling Shareholder in private placement transactions on March 27, 2014 and August 15, 2014 pursuant to that certain securities purchase agreement (the “Purchase Agreement”), dated March 24, 2014 (the “Private Placement Shares”) and (ii) 525,000 shares acquired by the Selling Shareholder pursuant to the closing of the Company’s shareholder rights offering on August 15, 2014 (the “Rights Offering Shares” and, together with the Private Placement Shares collectively referred to as, the “Shares”), and the associated rights to purchase Series A Preferred Stock (the “Rights”) issuable pursuant to the Tax Asset Protection Plan, dated as of August 18, 2014, between the Company and Computershare Trust Company N.A. (as successor rights agent to Registrar and Transfer Company), as Rights Agent (the “Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated pursuant to the Act.

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Four Oaks Fincorp, Inc.
April 27, 2017

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

(1) The Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(2) The Rights constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

In rendering the opinion set forth in paragraph 2 above, we (i) express no opinion as to the determination that a court may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights or the Rights Agreement in the future based on the facts and circumstances existing at the time, (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in approving and adopting the Rights Agreement, and (iii) have addressed the Rights and the Rights Agreement in their entirety. We have not addressed whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions set forth herein do not extend to compliance with federal and state securities laws relating to the sale of the Shares or the issuance of the Rights.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.